Sub-Item 77Q1: Exhibits

(e) Copies of any new or amended Registrant investment advisory contracts

The Amended and Restated Investment Advisory Agreement, dated October 1, 2017, between Penn Series Funds, Inc. and Penn Mutual Asset Management, LLC ("PMAM"), reflecting a reduction in the advisory fee paid to PMAM for its services on behalf of the SMID Cap Value Fund, is filed herewith as Exhibit 77Q1(e)(i).

The Amended and Restated Investment Sub-Advisory Agreement, dated October 1, 2017, between PMAM and AllianceBernstein L.P. ("AllianceBernstein"), reflecting a reduction in the sub-advisory fee paid to AllianceBernstein for its services on behalf of the SMID Cap Value Fund, is filed herewith as Exhibit 77Q1(e)(ii).